UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 29, 2022

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

1-6468	Georgia Power Company	58-0257110
(A Georgia Corporation)
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is furnished separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is furnished by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	2019 Series A Corporate Units	SOLN	New York Stock Exchange
The Southern Company	Series 2020A 4.95% Junior Subordinated Notes due 2080	SOJD	New York Stock Exchange
The Southern Company	Series 2020C 4.20% Junior Subordinated Notes due 2060	SOJE	New York Stock Exchange
The Southern Company	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2081	SO 81	New York Stock Exchange
Georgia Power Company	Series 2017A 5.00% Junior Subordinated Notes due 2077	GPJA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant)
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01        Other Events.
On September 29, 2022, Georgia Power Company ( “Georgia Power”) reached an agreement (the “Settlement”) with the Municipal Electric Authority of Georgia and certain of its subsidiaries (collectively, “MEAG Power”) to resolve its dispute with MEAG Power regarding the proper interpretation of the cost-sharing and tender provisions of the joint ownership agreements relating to Plant Vogtle Units 3 and 4 (the “Vogtle Joint Ownership Agreements”).
As described in more detail in The Southern Company’s and Georgia Power’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2022 (the “Form 10-Q”), under the cost-sharing provisions of the Vogtle Joint Ownership Agreements, Georgia Power agreed to bear responsibility for up to $180 million of qualifying construction costs of the other owners (the “Other Vogtle Owners”) of Plant Vogtle Units 3 and 4 (or up to approximately $75 million with respect to MEAG Power’s ownership interest) in the event of certain increases in qualifying construction costs for Plant Vogtle Units 3 and 4. In addition, under the tender provisions of the Vogtle Joint Ownership Agreements, if the estimated cost at completion of Plant Vogtle Units 3 and 4 is revised and exceeds a certain level, each of the Other Vogtle Owners has a one-time right to tender a portion of its ownership interest to Georgia Power in exchange for Georgia Power’s agreement to pay 100% of such Other Vogtle Owner’s remaining share of total construction costs in excess of the triggering level.
As described in the Form 10-Q, Georgia Power and the Other Vogtle Owners do not agree on either the starting dollar amount for the determination of cost increases subject to the cost-sharing and tender provisions of the Vogtle Joint Ownership Agreements or the extent to which COVID-19-related costs impact those provisions. Georgia Power believes the current project capital cost forecast will exceed the cost-sharing provision threshold, but not the tender provision threshold, while the Other Vogtle Owners have notified Georgia Power that they believe the current capital expenditures have already exceeded the cost-sharing thresholds and the current project capital cost forecast triggers the tender provisions under the Vogtle Joint Ownership Agreements. In June 2022, Oglethorpe Power Corporation

(“OPC”) and MEAG Power each filed a lawsuit against Georgia Power seeking, among other things, a declaratory judgment that the cost-sharing and tender provisions have been triggered. In addition, OPC and the City of Dalton, Georgia (“Dalton”) each notified Georgia Power of their purported exercise of the tender option.
Under the terms of the Settlement, among other items, (i) MEAG Power will not exercise the tender option and will retain its full ownership interest in Plant Vogtle Units 3 and 4, (ii) Georgia Power will pay a portion of MEAG Power’s costs of construction for Plant Vogtle Units 3 and 4 as such costs are incurred and with no further adjustment for force majeure costs, which payments will be in an aggregate amount of approximately $76 million based on the current project capital cost forecast, and (iii) Georgia Power will pay 20% of MEAG Power’s costs of construction with respect to any amounts above the current project capital cost forecast, with no further adjustment for force majeure costs. In addition, MEAG Power and Georgia Power agreed to dismiss the pending litigation described above, including Georgia Power’s counterclaims.
Based on the current project capital cost forecast, the Settlement will not require any additional charge to income by Georgia Power in the third quarter 2022.
The Settlement does not resolve the pending litigation with OPC and Dalton regarding the cost-sharing and tender provisions of the Vogtle Joint Ownership Agreements. With respect to these disputes, based on the current project capital cost forecast, Georgia Power has remaining potential exposure of up to approximately $165 million of further pre-tax charges to income.
The ultimate outcome of these matters cannot be determined at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2022	THE SOUTHERN COMPANY GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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